Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

CHEMRING GROUP PLC,

PARKWAY MERGER SUB, INC.

and

HI-SHEAR TECHNOLOGY CORPORATION

Dated as of September 16, 2009

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of September 16, 2009, by and among Chemring Group PLC, a company organized under the laws of England and Wales (“Parent”), Parkway Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and Hi-Shear Technology Corporation, a Delaware corporation (the “Company”).

RECITALS

A.            Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (“DGCL”), with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

B.            The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted and approved the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein, and (iii) resolved to recommend approval of the Merger by the stockholders of the Company (the “Company Stockholders”).

C.            The Boards of Directors of Parent and Merger Sub have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein.

D.            Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

E.            Concurrently with the execution and delivery of this Agreement, and as a material condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, one of the Company Stockholders is entering into an agreement substantially in the form attached hereto as Exhibit A with Parent and Merger Sub, whereby, among other things, such Company Stockholder has agreed to vote certain Shares in favor of this Agreement and the Merger, on the terms and subject to the conditions set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                      Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, investigation or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  For purposes of the immediately preceding sentence, the term “control” (including the terms “controlling,” “controlled by” and “under common control with,” with their respective correlative meanings), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and Foreign Antitrust Laws.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company Equity Plans” means the Company’s 1993 Stock Option Plan, the Company’s 2006 Stock Award Plan and any other employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, or other instrument, obligation or binding understanding or arrangement, in each case, whether written or oral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, as in effect on the date hereof.

“Governmental Authority” means any federal, state, local or foreign governmental, regulatory or administrative authority, agency, body or commission or any judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights (whether or not registered), and applications to register any of the foregoing and any goodwill associated with the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration, schematics, industrial models and inventions; (iv) know-how and trade secrets; (v) databases and data collections; and (vi) confidential or proprietary information.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means the knowledge of the persons listed in Schedule 1.1(a), as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority, including any published judicial or administrative interpretation thereof.

“Leased Real Property” means the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Liabilities” means any losses, obligations, liabilities, indebtedness, duties, claims, damages or expenses of any nature whatsoever, including the transaction fees relating to the consummation of the transactions contemplated by this Agreement, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any security interest, lien, claim, pledge, deed of trust, mortgage, limitation in voting rights, charge, encumbrance or other restriction of any kind (other than those created under applicable securities laws).  A Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts, individually or in the aggregate, that is or would reasonably be expected to be materially adverse to, or has had or would reasonably be expected to have a material adverse effect on: (i) the business, condition (financial or otherwise), or results of operations of the Company or (ii) the ability of the Company to timely perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts to the extent arising out of or attributable to any of the following, either alone or in combination: (A) the industry and markets in which the Company operates generally (to the extent the Company is not materially disproportionately affected thereby), (B) general economic or political conditions (including those affecting the securities markets) (to the extent the Company is not materially disproportionately affected thereby), (C) the public announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including any loss of customers or employees or any labor disputes, employee strikes, slowdowns, job actions or work stoppages or labor union activities),  (D) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent Third Parties), in and of itself, (E) any change in the Company’s stock price or trading volume, in and of itself, (F) any litigation arising from the negotiation, execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including litigation against the Company or any of its officers or directors alleging breach of their fiduciary duties), (G) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters, acts of God or other events not within the reasonable control of the Company) occurring after the date hereof (to the extent the Company is not materially disproportionately affected thereby), (H) any changes in applicable laws, regulations or accounting rules (to the extent the Company is not materially disproportionately affected thereby), or (I) the taking of any action contemplated by this Agreement or consented to by Parent or Merger Sub.

“Merger Consideration” means an amount equal to (i) the product of (x) the Per Share Merger Consideration and (y) the aggregate number of Shares issued and outstanding at the Effective Time plus (ii) the amount payable with respect to all outstanding Company Stock Options and Company RSUs.

“Parent Material Adverse Effect” means any event, change, occurrence effect or state of facts that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Per Share Merger Consideration” means an amount equal to $19.18 per Share.

“Permitted Lien” means (i) statutory liens securing payments not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges, deposits or other liens securing the performance of bids, tenders, trade contracts, leases, statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), surety, customs and appeal bonds or other obligations of like nature, incurred in the ordinary course of business, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (v)  all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other similar encumbrances that do not materially detract from the value or interfere with the present use of the assets of the Company.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Company Common Stock.

“Subsidiary” of any Person means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Taxes” means any and all taxes, charges, fees, duties, levies and assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Third Party” means any Person or group other than the Parent, Merger Sub and their Affiliates.

Section 1.2                                      Table of Other Defined Terms.  The following terms have the meanings set forth in the Sections referenced below:

Acquisition Proposal	6.4(f)(i)
Adverse Recommendation Change	6.4(b)
Agreement	Preamble
Appropriate Consultation	6.4(a)
Bid	4.15(a)
Book-Entry Shares	3.3(b)
CAA	4.12(c)(i)
CERCLA	4.12(c)(i)
Certificate of Merger	2.3
Certificates	3.3(b)
CFIUS	6.8(e)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	6.4(b)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Schedule	Article IV
Company Employee	6.9(a)
Company Financial Statements	4.5(b)
Company Government Contract	4.15(a)
Company Government Subcontract	4.15(a)
Company Plans	4.10(a)

Company Registered IP	4.18(a)
Company RSU	3.2(b)
Company SEC Reports	4.5(a)
Company Stock Option	3.2(a)
Company Stockholder Approval	4.2
Company Stockholders	Recitals
Company Stockholders’ Meeting	6.6(e)
Confidentiality Agreement	6.7(c)
Costs	6.12(a)
CWA	4.12(c)(i)
Designated Superior Proposal	6.4(b)(A)
DGCL	Recitals
Dissenting Shares	3.5
DOJ	6.8(b)
Effective Time	2.3
Environmental Laws	4.12(c)(i)
Environmental Permits	4.12(c)(ii)
EPCRA	4.12(c)(i)
ERISA	4.10(a)
Exon-Florio	4.3(b)
Foreign Antitrust Laws	4.3(b)
FTC	6.8(b)
Hazardous Materials	4.12(c)(iii)
HMTA	4.12(c)(i)
Indemnified Liabilities	6.12(a)
Indemnified Parties	6.12(a)
ITAR	4.3(b)
Material Contract	4.14(a)
Merger	Recitals
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	4.10(c)(viii)
Notice of Designated Superior Proposal	6.4(b)(A)
OPA	4.12(c)(i)
OSHA	4.12(c)(i)
Outside Date	8.1(b)(i)
Owned Real Property	4.17(b)
Parent	Preamble
Parent Plan	6.9(c)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
PBGC	4.10(c)(iii)
Permits	4.9
Preferred Stock	4.4
Proxy Statement	6.6(a)
RCRA	4.12(c)(i)
Representatives	6.4(a)
SDWA	4.12(c)(i)

Section 203	4.19
Superior Proposal	6.4(f)(ii)
Surviving Corporation	2.1
Takeover Laws	4.19
Termination Fee	8.3(b)(iv)
TSCA	4.12(c)(i)
United States Government	4.15(a)(iv)
WARN	6.9(e)

Section 1.3                                      Interpretations.  For purposes of this Agreement:

(a)           When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

(b)           The table of contents and headings contained in this Agreement or in any Exhibit or Schedule (including the Company Disclosure Schedule) are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)           All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(d)           Any capitalized terms used in any Exhibit or Schedule (including the Company Disclosure Schedule) but not otherwise defined therein shall have the meaning as defined in this Agreement.

(e)           All Exhibits and Schedules (including the Company Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f)            The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

(g)           All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II
THE MERGER

Section 2.1                                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

Section 2.2                                      Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, as soon as practicable but in no event later than the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, or such other date, time or place as the parties may agree in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3                                      Effective Time.  Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL in order to effect the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger.  The date and time when the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4                                      Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5                                      Certificate of Incorporation; Bylaws.

(a)           The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that Article II thereof shall read as follows:  “FIRST:  The name of the Corporation is Hi-Shear Technology Corporation.”

(b)           The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that such Bylaws shall be amended to reflect that the name of Surviving Corporation shall be Hi-Shear Technology Corporation.

Section 2.6             Directors.  The Persons set forth on Schedule 2.6 shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.7             Officers.  The Persons set forth on Schedule 2.7 shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1                                      Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)                                  Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 3.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Per Share Merger Consideration in cash, without interest.

(b)                                 Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.

(d)                                 If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 3.2                                      Treatment of Options and Other Equity-Based Awards.

(a)                                  At the Effective Time, each option or similar right (each, a “Company Stock Option”) to purchase Shares granted under any Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor, Parent shall pay or cause the Surviving Corporation to pay to each former holder of any such canceled Company Stock Option as soon as practicable following the Effective Time (and in no event later than three Business Days thereafter) an amount in cash, without interest, equal to the product of (i) the excess of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b)                                 At the Effective Time, each restricted stock unit or similar right (each, a “Company RSU”) to purchase Shares granted under any Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor, Parent shall pay or cause the Surviving Corporation to pay to each former holder of each such canceled Company RSU as soon as practicable following the Effective Time, an amount in cash, without interest, equal to the Per Share Merger Consideration per Share underlying such Company RSU.  Notwithstanding the foregoing, no Merger Consideration shall be payable with respect to any Company RSU to the extent Shares shall have been issued thereunder prior to the Effective Time, and such Company RSU shall have no force and effect following the Effective Time.

(c)                                  Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain all consents and make all amendments, if any, to the terms of the Company Equity Plans and each outstanding Company Stock Option and Company RSU award agreement, and shall take all other actions within its control that are necessary to give effect to the provisions of this Section 3.2.

Section 3.3                                      Exchange and Payment.

(a)                                  Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company reasonably acceptable to the Company to act as paying agent for the Company Stockholders in connection with the Merger (the “Paying Agent”) to receive the aggregate Merger Consideration to which the Company Stockholders shall become entitled pursuant to Section 3.1 and Section 3.2.  As promptly as practicable following the Effective Time and in any event not later than the first Business Day thereafter, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 3.1 and Section 3.2 (such cash being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1 and Section 3.2, except as provided in this Agreement.  Parent shall pay or cause the Surviving Corporation to pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by Section 3.1 and Section 3.2.

(b)                                 As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 3.1(a), (A) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a).  Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share shall forthwith be canceled.  No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.  In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 3.3, each share represented by a Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Per Share Merger Consideration payable in respect of each Share theretofore represented by such Certificate or Book-Entry Share, as applicable, pursuant to Section 3.1(a), without any interest thereon.

(c)                                  All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(d)                                 The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent in investments that are customary for transactions of similar nature and size as the Merger.  If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.4), Parent shall promptly deposit (or cause to be deposited) cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.  Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(e)                                  At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the portion of the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares.

(f)                                    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.4                                      Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options and Company RSUs or otherwise pursuant to this Agreement, such amounts as Parent, the Surviving Corporation or the Paying Agent is or are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5                                      Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL.  Dissenting Shares shall be treated in accordance with Section 262 of the DGCL.  If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a).  The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrent with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1                                      Organization, Standing and Power.

(a)                                  The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except with respect to clause (iii) for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

Section 4.2                                      Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption and approval of this Agreement by the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval, and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  As of the date hereof, the Company Board has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of the Company and its stockholders, (ii) adopted and approved this Agreement and the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and (iii) subject to Section 6.4, has resolved to recommend that the Company Stockholders approve this Agreement and the transactions contemplated hereby.

Section 4.3                                      No Conflict; Consents and Approvals.

(a)                                  Except as set forth on Schedule 4.3(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of Section 4.3(b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or by which any of its properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, result in triggering any payment or other obligations, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any of its properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) any requirements set forth in the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (“Exon-Florio”), (iv) the requirements set forth in Part 122.4(b) of the International Traffic in Arms Regulations (“ITAR”) of the U.S. Department of State, (v) such filings as necessary to comply with the applicable requirements of the NYSE Amex, and (vi) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL.

Section 4.4                                      Capitalization.  The authorized capital stock of the Company consists of (a) 25,000,000 Shares and (b) 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”).  As of the date of this Agreement, (i) 6,852,416 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) an aggregate of 28,719 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Equity Plans, and (v) an aggregate of 12,235 Shares underlying outstanding Company RSUs issued pursuant to Company Equity Plans.  Except as set forth above and except for changes since the date of this Agreement resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (C) except as set forth on Schedule 4.4 of the Company Disclosure Schedule, there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party.  The Company does not have any Subsidiaries.

Section 4.5                                      SEC Reports; Financial Statements.

(a)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since June 1, 2007 (all such forms, reports, statements, certificates and other documents filed since June 1, 2007 and prior to the date of this Agreement, collectively, the “Company SEC Reports”), and (ii) as of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Reports complied with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except to the extent that information in any Company SEC Report has been revised or superseded by a subsequently filed Company SEC Report, none of the Company SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 All of the audited financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Company Financial Statements”) (i) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(c)                                  The Company has no Liabilities of any nature other than Liabilities (i) as and to the extent reflected or reserved against on the balance sheet set forth in the Company Financial Statements, (ii) Liabilities not required by GAAP to be set forth or reserved on a balance sheet of the Company or in the notes thereto, or (iii) incurred in the ordinary course of business consistent with past practice since May 31, 2009, or (iv) arising from contractual obligations to be performed after the date hereof under Contracts set forth on Schedule 4.14 of the Company Disclosure Schedule.

Section 4.6                                      Company Information.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in and actually included or incorporated by reference in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger or the other transactions contemplated hereby will, at the respective times such information is included in such documents so filed and at the time any amendment or supplement thereto is filed, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7                                      Absence of Certain Changes or Events.  Except as set forth on Schedule 4.7 of the Company Disclosure Schedule, since May 31, 2009, (i) the business of the

Company has been conducted in the ordinary course of business consistent with past practice, and (ii) there has not occurred any Material Adverse Effect.  Since May 31, 2009, the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.1.

Section 4.8                                      Litigation.

(a)                                  Except as set forth on Schedule 4.8 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any property or asset of the Company.  To the Knowledge of the Company, there is no existing allegation, condition, situation or set of circumstances that would reasonably be expected to give rise to a material Action.

(b)                                 There are not currently pending, nor have there been since May 31, 2007, any internal investigations conducted by the Company or the Company Board (or any committee thereof) concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct involving the Company or its officers or employees.  As of the date hereof, there is no material Action that the Company intends to initiate.

Section 4.9                                      Compliance with Laws; Permits.  The Company is in compliance in all material respects with all Laws applicable to it or by which any of its properties are bound.  Since May 31, 2007, the Company has not received any written notice from any Governmental Authority alleging that it is not in compliance in any material respect with any Law.  Except as set forth on Schedule 4.9 of the Company Disclosure Schedule, the Company has all material permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease and operate its properties or to carry on its businesses as now conducted.  Notwithstanding the foregoing, no representation or warranty is made in this Section 4.9 with respect to (a) the Securities Act or the Exchange Act, which are covered in Section 4.5 and Section 4.6, (b) employee benefit and ERISA matters, which are covered in Section 4.10, (c) Environmental Laws (including applicable Laws with respect to Environmental Permits), which are covered in Section 4.12, (d) applicable Laws with respect to Taxes, which are covered in Section 4.13, and (e) applicable Laws with respect to Company Government Contracts or Company Government Subcontracts, which are covered in Section 4.15.

Section 4.10                                Benefit Plans.

(a)                                  Schedule 4.10 of the Company Disclosure Schedule lists each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company has any present or future right to benefits or the Company has had or has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”; provided, however, that there shall be no obligation to list on Schedule 4.10 of the Company Disclosure Schedule any Company Plan that is not material to the Company.  With respect to each Company Plan, the Company has furnished or made available to

Parent a current, accurate and complete copy thereof and, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, if applicable, (iii) any summary plan description and (iv) if applicable, for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b)                                 Except as set forth on Schedule 4.10 of the Company Disclosure Schedule, the Company Plans have been maintained and administered in all material respects in accordance with their terms and Law.

(c)                                  With respect to the Company Plans:

(i)                                     each Company Plan subject to ERISA has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan;

(ii)                                  each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to materially and adversely affect such determination or opinion;

(iii)                               there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Authority or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv)                              no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code;

(v)                                 no Company Plan is a  “multiemployer plan” (within the meaning of Section 3(37) of ERISA;

(vi)                              the Company does not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company is not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(vii)                           none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(viii)                        each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code is designed and has been administered in compliance with Section 409A of the Code since January 1, 2008.

(d)                                 All material contributions required to be made as of the Effective Time under each Company Plan pursuant to the terms of each Company Plan, applicable Law or the Company’s existing funding and contribution practices have been made, and all material benefits required to be paid or distributed as of the Effective Time from each Company Plan pursuant to the terms of each Company Plan, applicable Law or the Company’s existing benefit payment and distribution practices have been made from such Company Plan, except to the extent reflected as a liability on the Company Financial Statements.

Section 4.11                                Labor Matters.  The Company is not a party to, or bound by, any collective bargaining agreement with any labor union or labor organization.  There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company.

Section 4.12                                Environmental Matters.

(a)                                  Except as set forth in any environmental assessments, reports or plans (including any Phase I reports) set forth on Schedule 4.12(a) of the Company Disclosure Schedule and previously made available to Parent and Merger Sub or as set forth on Schedule 4.12(a) of the Company Disclosure Schedule:  (i) to the Knowledge of the Company, the Company is in compliance with all applicable Environmental Laws, and possesses and is in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as it presently operates; (ii) the Company has not within the past three (3) years received any written claim, complaint or notification, and is not presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the Knowledge of the Company, no such matter has been threatened in writing; (iii) to the Knowledge of the Company, there are no Hazardous Materials present at, on, under, about, or migrating onto, from or under any real property ever owned or leased by the Company, the presence of which requires investigation, cleanup or remediation under any Environmental Laws or exists at levels above any existing or proposed federal or state voluntary or regulatory cleanup objectives; and (iv) to the Knowledge of the Company no properties ever owned or operated by the Company, and no offsite locations to which Hazardous Materials related to or arising from the Company’s operations have been sent for recycling, storage, treatment or disposal, have been proposed for listing on, or have been listed on any federal or state list of sites requiring or potentially requiring remediation, or have been otherwise identified by a Governmental Authority as a site requiring or potentially requiring cleanup or remediation under state or federal Environmental Laws.

(b)                                 Notwithstanding any other representations and warranties in this Agreement, the representations and warranties contained in this Section 4.12 are the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Materials or any other health or safety matters related to the Company and its subsidiaries.

(c)                                  For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)                                     “Environmental Laws” means all federal, state, regional, county and local statutes, regulations. ordinances, rules, regulations, and policies, all court and administrative orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever, including but not limited to those relating to:  manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, water (including surface water, groundwater, and storm water) or soil (including subsoil) contamination or pollution; releases of Hazardous Materials, protection of wildlife, endangered species, wetlands or natural resources; health and safety of employees and other persons; and notification requirements relating to the foregoing, including, without limitation, the following statutes, and regulations adopted thereunder:  the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation Recovery Act and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq. (“CWA”); the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq. (“CAA”); the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. (“TSCA”); the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j (“SDWA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. (“HMTA”); the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. (“OPA”); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq. (“EPCRA”); and the Occupational Safety and Health Act, 19 U.S.C. § 6251 et seq. (“OSHA”).

(ii)                                  “Environmental Permits” means any permits, licenses, registrations, governmental approvals, agreements, reports and consents applied for, pending by, issued or given, or required under applicable Environmental Laws.

(iii)                               “Hazardous Materials” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material, and includes, without limitation: (a) asbestos, polychlorinated biphenyls, or petroleum (including crude oil or any fraction thereof); (b) any material classified or regulated as “hazardous” or “toxic” pursuant to CERCLA; (c) any contaminant or waste regulated under RCRA; and (d) any substance regulated under the CWA, CAA, TSCA, HMTA, or OSHA.

Section 4.13                                Taxes.

Except as set forth on Schedule 4.13 of the Company Disclosure Schedule:

(a)                                  all material Returns required by applicable Law to be filed by or on behalf of the Company have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Returns were, at the time of filing, true and complete;

(b)           the Company has withheld all material Taxes and is not delinquent in the payment of any material Tax, except with respect to matters for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP;

(c)           no Liens for any material Taxes exist with respect to any assets or properties of the Company, except for statutory Liens for Taxes not yet delinquent;

(d)           there are no Actions or audits now pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company with respect to any material Tax;

(e)           the Company is not currently the beneficiary of any extension of time within which to file any Return;

(f)            the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (which waiver or extension is currently in effect) or entered into any agreement with a Governmental Authority with regard to Taxes that may affect any tax period after the Closing Date;

(g)           the Company is not obligated to make any payments and is not a party to any agreement or agreements that, individually or collectively, provide for the payment by the Company in connection with the transactions contemplated by this Agreement of any amount of salaries or other compensation for services  that is an “excess parachute payment” pursuant to Section 280G of the Code;

(h)           the Company has not made any payments that were not deductible by reason of Section 162(m) of the Code for any period ending on or before the Closing Date;

(i)            the Company is not a party to any Tax allocation, reimbursement, sharing or indemnification agreement, and there is no obligation of the Company to contribute to the payment of any Tax or any portion of any Tax of any Person other than the Company (in each case, other than pursuant to customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors);

(j)            the Company has not been included in any “consolidated,” “unitary” or “combined” Return for any year;

(k)           during the five (5) year period ending on the date of this Agreement, the Company has not been a distributing corporation or a controlled corporation in a transaction that was intended to be governed by Section 355 of the Code; and

(l)            the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481(a) of the Code (or any corresponding provision of state or local Tax law); or (B) prepaid amount received on or prior to the Closing Date.

Section 4.14           Material Contracts.

(a)           Except for this Agreement and except as set forth on Schedule 4.14 of the Company Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any Contract that (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K; (ii) provides for aggregate payments by or to the Company reasonably expected to exceed $500,000 during the current term thereof; (iii) would, to the Knowledge of the Company, restrict the freedom of Parent or any of its Affiliates (including the Company) to engage in any line of business or to conduct business in any geography; (iv) relating to the employment of any Person, including any Contract containing severance or termination pay Liabilities related to termination of employment; or (v) relating to the borrowing of money or the guaranty of any such obligation (each, a “Material Contract”).

(b)           Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, any other party thereto.  There is no material violation or default under any Material Contract by the Company or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.

Section 4.15           Government Contracts.

(a)           Except as set forth on Schedule 4.15(a) of the Company Disclosure Schedule, with respect to each Contract between the Company, on the one hand, and any Governmental Authority, on the other hand, for which final payment has not yet been made as of the date hereof, and each outstanding bid, quotation or proposal by the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company, on the one hand, and any Governmental Authority, on the other hand (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority for which final payment has not yet been made as of the date hereof, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority (each such Contract or Bid, a “Company Government Subcontract”):

(i)            each such Company Government Contract or Company Government Subcontract was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(ii)           to the Knowledge of the Company, no reasonable basis exists to give rise to a claim by a Governmental Authority for fraud (as such concept is defined under applicable state or federal Laws of the United States) in connection with such Company Government Contract or Company Government Subcontract;

(iii)          the Company has not received any written notice of, and to the Knowledge of the Company, none of the Company’s employees is under any administrative, civil or criminal investigation by any Governmental Authority relating to irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Subcontract;

(iv)          neither any United States Governmental Authority, including United States Government corporations and non-appropriated fund activities (collectively, the “United States Government”) nor any prime contractor, subcontractor or other Person has notified the Company, in writing, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract;

(v)           to the Knowledge of the Company, it has not breached or violated in any material respect any certification, clause, representation or requirement under any Company Government Contract or Company Government Subcontract; and

(vi)          the Company has not received any written notice of termination for default or cure notice pertaining to such Company Government Contract or Company Government Subcontract, except any notice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided that this Section 4.15(a)(vi) shall not apply to any notice received more than twelve (12) months prior to the date of this Agreement.

(b)           The Company has not received written notice of any (i) material outstanding claims (including material claims relating to bid or award protest proceedings) against the Company, either by any Governmental Authority or by any prime contractor, subcontractor or other Person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) formal pending or, to the Knowledge of the Company, threatened disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company, on the one hand, and the United States Government, on the other hand, under the United States Contract Disputes Act, as amended, or any other Law or between the Company, on the one hand, and any prime contractor, subcontractor or other Person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract.

(c)           Neither the Company nor, to the Knowledge of the Company, any employee of the Company is suspended or debarred from doing business with any Governmental Authority, proposed for such suspension or debarment, or directed to show cause why it should not be suspended or debarred.  To the Knowledge of the Company, there are no facts or circumstances that would reasonably be likely to result in a suspension or debarment proceeding or a finding of non-responsibility or ineligibility.  The Company has not made any disclosures under Federal Acquisition Regulation (FAR) 52.203-13(b)(3).

Section 4.16           Insurance.  All insurance policies that are material to the Company are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices.  The Company is not in material breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies.

Section 4.17           Properties and Assets.

(a)           The Company has good title to all the properties and assets reflected in the most recent audited balance sheet of the Company included in the Company SEC Reports as being owned by the Company or acquired after the date thereof that are material to the Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except for Permitted Liens.  The Company is the lessee of all leasehold estates reflected in the most recent audited balance sheet of the Company included in the Company SEC Reports or acquired after the date thereof that are material to the Company’s business (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor.

(b)           Schedule 4.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company (the “Owned Real Property”).  Except as set forth on Schedule 4.17(b) of the Company Disclosure Schedule, the Company has good, valid and marketable title in fee simple to all Owned Real property, free and clear of all Liens of any nature whatsoever except for Permitted Liens.  The Owned Real Property is not subject to any special assessment, condemnation, eminent domain, zoning or other land-use regulation proceeding.

Section 4.18           Intellectual Property.

(a)           Schedule 4.18 of the Company Disclosure Schedule sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyrights and domain names owned by the Company on the date hereof and that are material to the business of the Company (collectively, “Company Registered IP”).  Schedule 4.18 of the Company Disclosure Schedule sets forth all Intellectual Property expressly licensed to the Company by Third Parties that is material to the conduct of the Business, except for licenses and license agreements entered into in the ordinary course of business for commercially available off-the-shelf software (as that term is commonly understood).  No Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered Intellectual Property.  All Intellectual Property owned by the Company is owned by the Company free and clear of all Liens except for Permitted Liens.  The Company has not received any written notice or claim within the twelve (12) month period prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.  To the Knowledge of the Company, the Company owns or has the right to use all Intellectual Property used in and material to the conduct of the Business.

(b)           The Company has taken commercially reasonable steps to maintain the confidentiality of all material information of the Company that it treats as “confidential” and from which it derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c)           To the Knowledge of the Company, the Company is not infringing upon or misappropriating Intellectual Property of any Third Party in connection with the conduct of its business.  The Company has not received in the year prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved.  To the Knowledge of the Company, no Third Party is misappropriating or infringing any Intellectual Property owned by the Company.  No Intellectual Property owned by the Company is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company.

Section 4.19           State Takeover Statutes.  The Company Board has approved this Agreement and the transactions expressly contemplated hereby for all purposes of Section 203 of the DGCL (“Section 203”) and has taken all action necessary to ensure that Section 203 will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of such transactions or restrict, impair or delay the ability of Parent or Merger Sub to engage in such transactions.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, no other “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, including Section 203, “Takeover Laws”) enacted under any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

Section 4.20           Opinion of Financial Advisor.  Prior to the execution of this Agreement, Lazard Frères & Co. LLC has delivered to the Company Board its written opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders.  Prior to the execution of this Agreement, a true, correct and complete copy of such opinion was delivered to Parent.

Section 4.21           Brokers.  No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1             Organization, Standing and Power.

(a)           Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii) for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)           Parent has previously furnished to the Company a true and complete copy of the articles of association of Parent and the certificate of incorporation and bylaws of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 5.2             Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 5.3             No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the articles of association of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the HSR Act, any filings required under Foreign Antitrust Laws and the applicable requirements of Exon-Florio, (iii) such filings as necessary to comply with the applicable requirements of the London Stock Exchange, if any, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Adverse Material Effect.

Section 5.4             Parent Information.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement or (b) any other documents to be filed by the Company with the SEC in connection with the Merger or the other transactions contemplated hereby will, at the respective times such information is included in such documents so filed, at the time any amendment or supplement thereto is filed or, in the case of the Proxy Statement, at the time the Proxy Statement is disseminated to the holders of Shares and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5             Litigation.  There is no Action by or against Parent or Merger Sub pending, or to the knowledge of Parent, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6             Ownership and Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.001 per share, of which 100 shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 5.7             Financing.  Parent has and will have at the Effective Time access to sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent or Merger Sub to effect the Merger that Parent have sufficient funds for payment of the aggregate Merger Consideration.

Section 5.8             Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.9             Ownership of Shares.  Neither Parent nor Merger Sub nor any Affiliate of Parent owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire (except pursuant to this Agreement) or to vote any Shares.

ARTICLE VI
COVENANTS

Section 6.1             Conduct of Business of the Company.

(a)           The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Schedule 6.1 of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall conduct its business in the ordinary and usual course of business and in a manner consistent with past practice, and in compliance in all material respects with all applicable Laws (other than non-compliance with Laws that does not materially and adversely affect the business of the Company), shall preserve substantially intact its business organization and shall preserve its present relationships with customers, suppliers and other Persons with which it has material business relations.

(b)           Between the date of this Agreement and the Effective Time, except (w) as expressly contemplated or permitted by this Agreement, (x) as disclosed on Schedule 6.1 of the Company Disclosure Schedule, (y) as required by applicable Law and notification is given to Parent in writing as promptly as practicable in connection therewith, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not:

(i)            amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)           issue, deliver or sell or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of capital stock (except pursuant to the exercise of Company Stock Options, the vesting of Company RSUs or settlement of other awards outstanding as of the date hereof in accordance with the terms of such instruments) or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, including the granting of Company Stock Options and Company RSUs;

(iii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)          adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise make changes with respect to its capital structure;

(v)           (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts); or (B) sell or otherwise dispose of or encumber (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts), in each case, which is or are material to the Company, or enter into, modify or amend any lease with regard to real property;

(vi)          enter into, modify or amend in any material respect any Material Contract or any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, except for entering into, modifying or amending Material Contracts in the ordinary course of business consistent with past practice, where such Material Contracts, or modifications or amendments thereto, do not contain any material non-customary onerous terms or conditions and are not reasonably expected to result in a material financial loss;

(vii)         authorize any new capital expenditures which are, in the aggregate, in excess of the Company’s annual capital expenditure budget set forth on Schedule 6.1(b)(vii) of the Company Disclosure Schedule;

(viii)        (A) make any loans, advances or capital contributions to, or investments in, any other Person, (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person, in each case, in excess of $200,000 in the aggregate;

(ix)           except to the minimum extent required by applicable Law (including Section 409(A) of the Code), pursuant to any arrangement in effect as of the date hereof, as contemplated by this Agreement or as consistent with past practice, (A) amend any of the terms or conditions of employment or engagement for any employee or consultant of the Company, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Company of maintaining the applicable compensation or benefit plan) with or for the benefit or its employees or directors, or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other compensation,

(x)            (A) materially increase the compensation or benefits of, or, other than in the ordinary course of business consistent with past practice, pay any bonus to, any employee or independent contractor of the Company, (B) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards), or remove or modify existing restrictions in any Company Plan on any awards made thereunder, (C) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Plan (except to the extent provided for under any Company Plan in existence as of the date hereof), or (D) make any material determination under any Company Plan that is inconsistent with the ordinary course of business or past practice;

(xi)           implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto and as concurred with by the Company’s independent auditors;

(xii)          pay, discharge, compromise, satisfy, settle or agree to settle any Action (including any Action by a Third Party relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $100,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s most recent balance sheet contained in the Company SEC Reports;

(xiii)         make any material tax election (except in connection with the preparation of Tax Returns in the ordinary course of business) or settle or compromise any material Tax liability or refund;

(xiv)        fail to take any action necessary or advisable to protect or maintain the Intellectual Property that is material to the conduct of the business of the Company as currently conducted and planned by the Company to be conducted;

(xv)         take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable); or

(xvi)        authorize, commit to or agree to take any of the actions described in Section 6.1(b)(i) through 6.1(b)(xv).

Section 6.2             Conduct of Business of Parent and Merger Sub Pending the Merger.  From and after the date of this Agreement and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to: (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to (i) obtain any approvals of any Governmental Authority necessary for the consummation of the transactions contemplated hereby, or (ii) perform its covenants or agreements hereunder; (b) cause its representations and warranties set forth in Article V to be untrue in any material respect; or (c) otherwise, individually or in the aggregate, cause a Parent Material Adverse Effect.

Section 6.3                     No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’

operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4             Acquisition Proposals.

(a)           Subject to Sections 6.4(b) through (f), the Company agrees that it shall not, and that it shall direct its officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 6.4(b) or (c) or Section 8.1(c)(iii) shall not be deemed to be a breach of this Section 6.4(a).  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

Notwithstanding anything in this Section 6.4(a), at any time prior to the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.4(a), that was made after the date hereof and that the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation (hereinafter, “Appropriate Consultation”) constitutes, or may reasonably be expected to lead to, a Superior Proposal, (i) furnish information with respect to the Company to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), including the standstill provisions thereof; provided, however, that any material non-public information provided to such Person has previously been provided to Parent, or is provided to Parent contemporaneously, and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.

(b)           Neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub its recommendation of this Agreement or the Merger (the “Company Board Recommendation”), (ii) approve or recommend, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, acquisition agreement or other similar agreement (other than a confidentiality agreement as permitted by Section 6.4(a)) constituting or relating to any Acquisition Proposal or (iii) resolve or publicly propose to take any such actions (any of the foregoing clauses (i) - (iii), an “Adverse Recommendation Change”).

Notwithstanding anything in this Section 6.4(b), if, prior to the Company Stockholder Approval, (A) the Company Board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with the Company Board’s exercise of its fiduciary duties, the Company Board or any committee thereof may effect an Adverse Recommendation Change, or (B) the Company receives an Acquisition Proposal that the Company Board determines in good faith, after Appropriate Consultation, constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(c)(iii) and enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 6.4(b), and any purported termination pursuant to this Section 6.4(b) shall be void and of no force or effect, unless prior to such termination the Company pays by wire transfer of immediately available funds the Termination Fee in accordance with Section 8.3(c)(ii); and provided, further, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(iii), and any purported termination pursuant to this Section 6.4(b) shall be void and of no force or effect, unless:

(A)          the Company has provided to Parent four (4) Business Days’ prior written notice that it intends to take such action (a “Notice of Designated Superior Proposal”), which notice shall describe the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (a “Designated Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal and a new four (4) Business Day period),

(B)           during such four (4) Business Day period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal, and

(C)           at the end of such four (4) Business Day period, such Acquisition Proposal has not been withdrawn and the Company Board has determined in good faith, after Appropriate Consultation, that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent in response to a Notice of Designated Superior Proposal).

(c)           The Company promptly (and in any event within 24 hours) shall advise Parent orally or in writing of (i) any inquiries, proposals or offers regarding any Acquisition Proposal, (ii) any request for non-public information relating to the Company, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry, proposal or offer and the material terms of any such Acquisition Proposal, inquiry, proposal or offer.

(d)           Nothing set forth in this Section 6.4 or in any other provision of this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), or from (ii) making any required disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law.

(e)           Unless such actions are taken in connection with a termination of this Agreement in accordance with Section 8.1(c)(iii), the Company shall not take any action to approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203.

(f)            As used in this Agreement:

(i)            “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or (B) the acquisition in any manner, directly or indirectly, of fifteen percent (15%) or more of the equity securities or consolidated total assets of the Company (excluding inventory sold or proposed to be sold in the ordinary course of business consistent with past practice), in each case other than the Merger.

(ii)           “Superior Proposal” means any Acquisition Proposal (provided that for purposes of this definition references to “fifteen percent (15%) or more” in the definition of  “Acquisition Proposal” shall be deemed to be references to “greater than fifty percent (50%)”) (A) on terms which the Company Board determines in good faith, after Appropriate Consultation, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement, (B) that, in the good faith reasonable judgment of the Company Board, after Appropriate Consultation, is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (C) is not subject to any due diligence condition.

Section 6.5             Additional SEC Reports.  From the date of this Agreement to the Effective Time, the Company will file with, or furnish to, the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act and/or the Securities Act. The Company will furnish to Parent drafts of all such forms, statements, reports, certifications, schedules and other documents a reasonable time prior to filing with, or furnishing to, the SEC, and copies of any such forms, statements, reports, certifications, schedules and other documents that it files with, or furnishes to, the SEC on or after the date of this Agreement.

Section 6.6             Preparation of Proxy Statement; Company Stockholders’ Meeting.

(a)           As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days thereafter, the Company shall, with the assistance and approval (not to be unreasonably withheld, conditioned or delayed) of Parent, prepare and file a preliminary Proxy Statement, including the form of proxy, relating to the

Merger (as amended or supplemented from time to time, the “Proxy Statement”) with the SEC and shall use its reasonable best efforts to have such preliminary Proxy Statement (and any amendments or supplements thereto) cleared by the SEC promptly.  Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

(b)           Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any amendments and supplements thereto, in each case, prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes and other comments suggested by Parent and its counsel.  In addition, the Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c)           The Proxy Statement, when filed, shall comply as to form in all material respects with the applicable requirements of the Exchange Act, and, subject to Section 6.4, shall include the Company Board Recommendation.  The information included or incorporated by reference in the Proxy Statement will not at the time (A) the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, (B) the Proxy Statement is disseminated to the Company Stockholders, or (C) of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives that is contained in the Proxy Statement.

(d)           Each of Parent and Merger Sub agrees that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of filing the Proxy Statement, at the date first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(e)           As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), (ii) cause a definitive Proxy Statement and all required amendments and supplements thereto to be disseminated to the Company Stockholders entitled to vote at the Company Stockholders’ Meeting, and (iii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.4, include in the Proxy Statement the recommendation of the Company Board that the Company Stockholders vote in favor of the approval of this Agreement.  Subject to Section 6.4, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or advisable to secure the Company Stockholder Approval.

Section 6.7             Access to Information; Confidentiality.

(a)           From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its officers, directors and Representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company of their normal duties.  The Company shall not be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any Third Party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law or fiduciary duty.

(b)           The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 6.7(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in this Agreement.

(c)           Each of Parent and Merger Sub will hold and treat and shall cause its Representatives to hold and treat in confidence all documents and information furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement (including any and all information (whether oral or written) provided to Parent, Merger Sub and their respective Representatives pursuant to Section 6.7(a))in accordance with the Confidentiality Agreement dated as of May 18, 2009, by and between Parent and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

Section 6.8             Further Action; Efforts.

(a)           Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, and no party hereto shall take or cause to be taken any action that would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated hereby.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under

Exon-Florio and under any Antitrust Law, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

(b)           Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)           In furtherance and not in limitation of the covenants of the parties contained in Section 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that neither the Company nor Parent or any of its Subsidiaries or Affiliates shall be obligated to become subject to, or consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, hold separate or dispose of any assets or change the conduct of its business, and the Company shall not do any of the foregoing without the prior written consent of the Parent.  Notwithstanding the foregoing, after the date of this Agreement and prior to the Effective Time or the termination of this Agreement, whichever is earlier, Parent and Merger Sub agree not to announce an intention to acquire or to acquire any businesses or assets that are reasonably likely to result in a materially adverse effect upon approval of the transactions contemplated by this Agreement by any Governmental Authority in connection with any Antitrust Law.  For purposes of this Section 6.8(c), without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the date which is six (6) months from the date of this Agreement.

(d)           Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)           In connection with and without limiting the foregoing, (i) the Company and Parent shall submit a joint voluntary notice as promptly as practicable and in any event within ten (10) Business Days following the date of this Agreement and promptly thereafter any requested supplemental information (collectively, the “Joint Filing”) to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to 31 C.F.R. Part 800 with regard to the Merger, (ii) Parent shall take primary responsibility for preparation and submission of the Joint Filing, (iii) the Company hereby agrees to provide to Parent all requisite information and otherwise to assist Parent in a timely fashion in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 6.8(e), and (iv) each of Parent and the Company agrees to promptly notify the other of any communication from or with any of the Governmental Authorities in connection with the review of the Merger under Exon-Florio, which notice will include copies of any written or electronic communication and the material content of any verbal communication, and to respond to any inquiries or requests for information from CFIUS, any member agency of CFIUS or any other interested Governmental Authority in a timely fashion and to take all reasonable steps to cause CFIUS to conclude its review and, if undertaken, any investigation or referral to the President of the United States.

(f)            In connection with the foregoing, the Company shall submit within five (5) Business Days following the date of this Agreement to the Directorate of Defense Trade Controls a notification of this Agreement in substantially the form contemplated Section 122.4(b) of the by ITAR.  The Company shall provide such notification to Parent for approval prior to submission (which approval shall not unreasonably be withheld, conditioned or delayed).

Section 6.9             Employment and Employee Benefits Matters; Other Plans.

(a)           Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to maintain the severance-related provisions of existing Company Plans that are listed on Schedule 6.9 of the Company Disclosure Schedule, and to provide one hundred percent (100%) of the severance payments and benefits required thereunder to be provided any Company Employee terminated during that twelve (12) month period.

(b)           Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Company Employee (i) subject to Section 6.9(a) above, cash compensation levels (such term to include salary, bonus opportunities, commissions and severance) that are each no less favorable than, and (ii) benefits (including the costs thereof to Company Plan participants) provided under Company Plans that in the aggregate are no less favorable than, the overall cash compensation levels and benefits (including the costs thereof to Company Plan participants) maintained for and provided to such Company Employees immediately prior to the Effective Time; provided, however, that, subject to the foregoing, nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law; provided, further, that, the Surviving Corporation may alternatively provide substantially similar compensation and benefits and that nothing herein shall require the Surviving Corporation to provide compensation or benefits that would require Parent or its Affiliates to establish some new form of benefit plan or arrangement that does not already exist.

(c)           As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting service and for purposes of determining the amount of severance and/or vacation a Company Employee may be or become entitled to, in each case, under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time.  With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company immediately prior to the Effective Time.

(d)           From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company and any officer, director, employee or consultant of the Company, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company and (iii) all obligations in effect as of the Effective Time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company;

provided, however, that, subject to the foregoing, nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law.

(e)           Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN, or any similar provision of applicable foreign Law.

(f)            No provision in this Section 6.9 will (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any other Person other than the parties and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement, (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Subsidiaries, or (iv) limit the Surviving Corporation’s discretion and authority to interpret the respective employee benefit and compensation plans, agreements, arrangements, and programs, in accordance with their terms and applicable Law.  Nothing contained in this Agreement shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation or their affiliates to continue to pay base salary, base wages or incentive compensation or to provide employee benefits to any person who is no longer employed by Parent or the Surviving Corporation.

Section 6.10           Takeover Laws.  If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective board of directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.11           Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would constitute such a failure.

Section 6.12           Indemnification, Exculpation and Insurance.

(a)           Without limiting any additional rights that any Indemnified Party may have under any agreement or Company Plan, for a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), arising out of or relating to any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based as a whole or in part on or arising out of or relating as a whole or in part to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or a trustee (or the like) of any Company Plan, whether pertaining to any matters existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (the “Indemnified Liabilities”), including all Indemnified Liabilities based as a whole or in part on, or arising as a whole or in part out of, or relating to this Agreement, to the fullest extent permitted under applicable Law.  Each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law in effect on the date hereof within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefore, provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)           Except as may be required by applicable Law, Parent, Merger Sub and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or in any indemnification agreement between such Indemnified Party and the Company shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)           Prior to the Effective Time, the Company shall purchase a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.  Such policy, including the amount to be paid therefor, shall be subject to approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed.  If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations of the Company thereunder to be honored by the Surviving Corporation.

(d)           Notwithstanding anything herein to the contrary, if any Action (whether arising prior to, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.12 shall continue in effect until the final disposition of such Action.

(e)           The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.  The provisions of this Section 6.12 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)            In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.12.

Section 6.13           Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14           Public Announcements.    The initial press releases issued by each party announcing this Agreement will be in a form that is mutually acceptable to Parent and the Company.  Thereafter, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.15           Non-Solicitation of Employees.  If this Agreement is terminated prior to the Effective Time, Parent will not and will cause its Affiliates not to, for a period of three (3) years thereafter, without the prior written consent of the Company, solicit (other than a solicitation by general advertisement) any person who is an employee of the Company, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company.  Parent agrees that any remedy at law for any breach by Parent

(whether in connection with its own actions or those of its Affiliates) of this Section 6.15 would be inadequate, and that the Company would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on Parent is too onerous and is not necessary for the protection of the Company, Parent agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

Section 6.16           Obligations of Parent and Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on and subject to the terms and conditions set forth in this Agreement.

Section 6.17           Stockholder Litigation.  The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any stockholder Action against the Company and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation).

Section 6.18           Closing Cash and Related Matters.  The Company agrees that (a) it shall use commercially reasonable efforts to cause its cash and cash equivalents at and after November 30, 2009 to be not less than $2,950,000 (reduced by the payment after the date hereof of any expenses of the transactions contemplated hereby), and (b) except as otherwise agreed by Parent in its sole discretion, at and as of the Closing the Company shall have no indebtedness for borrowed money and its assets shall not be subject to any Liens relating to indebtedness for borrowed money.

Section 6.19           Title Policies.  The Company shall obtain policies of title insurance in an amount not less than $5,000,000 insuring the Company’s fee simple title to the Owned Real Property, subject only to standard exceptions expressly not to include any Liens other than Permitted Liens.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1             Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)           Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)           No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and that enjoins or makes illegal or otherwise prohibits the consummation of the Merger.

(c)                                  HSR Act; Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 7.2                                      Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is also subject to the satisfaction, or waiver by the Company in writing in its sole discretion, at or prior to the Closing of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 7.2(a), all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with all of its agreements, obligations and covenants under this Agreement.

(c)                                  Officers’ Certificate.  The Company shall have received a certificate signed by a duly authorized executive officer of Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

Section 7.3                                      Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent in writing in its sole discretion, at or prior to the Closing of each of the following conditions:

(a)                                  Representations and Warranties.  (1) Each of the representations and warranties of the Company contained in Section 4.2 (Authority) and Section 4.4 (Capitalization) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date), (2) each of the representations and warranties of the Company contained in Section 4.5(b)(iii) (Financial Statements), Section 4.19 (State Takeover Statutes), Section 4.20 (Opinion of Financial Advisor), and Section 4.21 (Brokers) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, or any such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date) and (3) each of the other representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Material Adverse Effect qualification contained in such representations and warranties) shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all of its agreements, obligations and covenants under this Agreement.

(c)                                  Material Adverse Effect.  Since the date of this Agreement, there will not have been any event, change, circumstance, condition, development or effect that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)                                 Officers’ Certificate.  Parent shall have received a certificate signed by a duly authorized executive officer of the Company certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

(e)                                  Exon-Florio.  Any of the four following conditions shall have occurred: (i) the period of time for any applicable review by CFIUS under Exon-Florio (including, if applicable, any investigation or referral to the President commenced thereunder) shall have expired and Parent and the Company agree to proceed to Closing without formal notice from CFIUS, (ii) CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that CFIUS will not undertake an investigation of the transaction, (iii) following an investigation, CFIUS shall have provided written notice that it has concluded its review and made a determination that there are no unresolved national security concerns, or (iv) the President shall have made a decision not to block the transaction.

(f)                                    ITAR.  Sixty (60) days shall have passed after the date that the Company provided to the Directorate of Defense Trade Controls a notification of the transactions contemplated by this Agreement in accordance with Section 6.8(f), and the Directorate of Defense Trade Controls shall have not taken or threatened to take enforcement action against Parent, Merger Sub or the Company in connection with the consummation of the Merger.

(g)                                 Appraisal Rights.  The holders of not more than ten percent (10%) in the aggregate of the Shares shall have perfected their appraisal rights under Section 262 of the DGCL with respect to their Shares or shall otherwise continue to have appraisal rights under any applicable Law.

(h)                                 No Injunction or Prohibition.  There shall not have been instituted or pending any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect, nor shall any Law have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case requires, or conditions any approval on, the divestiture by Parent or Merger Sub of any Shares, or requires Parent, Merger Sub, the Company, or any of their respective Subsidiaries or Affiliates to take, or conditions any approval on, any action referred to in the proviso in Section 6.8(c) of this Agreement.

(i)                                     No Governmental Litigation.  There shall not be pending any claim, action or suit by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iii) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

Section 7.4                                      Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                      Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Company Stockholders (with any termination by Parent also being an effective termination by Merger Sub):

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company:

(i)                                     if the Merger shall not have been consummated on or before March 1, 2010 (the “Outside Date”); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if any action of the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date and such action or failure to perform constitutes a breach of this Agreement; or

(ii)                                  if any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have fully complied with Section 6.8;

(c)                                  by the Company:

(i)                                     if Parent or Merger Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) cannot be or has not been cured within forty-five (45) Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Company;

(ii)                                  if any of the conditions set forth in Article VII shall have become incapable of fulfillment prior to the Outside Date; or

(iii)                               if the Company Board has determined to accept a Superior Proposal in accordance with Section 6.4;

(d)                                 by Parent:

(i)                                     if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) cannot be or has not been cured within forty-five (45) Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Parent;

(ii)                                  if any of the conditions set forth in Article VII shall have become incapable of fulfillment prior to the Outside Date; or

(iii)                               the Company Board shall have effected an Adverse Recommendation Change, or shall have approved, endorsed or recommended to the Company’s stockholders an Acquisition Proposal other than the Merger, or shall have publicly proposed to effect any of the foregoing.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.

Section 8.2                                      Effect of Termination.  In the event of termination in accordance with this Article VIII, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 4.21 (Brokers), Section 6.14 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions) of this Agreement shall survive the termination hereof; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party or a party’s stockholders, taking into consideration relevant matters, including other combination opportunities, the time value of money and the decrease in the market value of the Shares, which shall be deemed in such event to be damages of such party) arising out of a breach of any covenant or agreement set forth in this Agreement occurring prior to termination in accordance with the terms of this Agreement.

Section 8.3                                      Fees and Expenses.

(a)                                  Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)                                 In the event that

(i)                                     Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(i), (A) due to a delay resulting solely from the actions of the Company, or (B) and prior to the Company Stockholder Approval having been obtained, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made, and not withdrawn at least five (5) Business Days prior to the date of the Company Stockholders’ Meeting, or

(ii)                                  Parent terminates the Agreement pursuant to Section 8.1(d)(i), and in the case of either clause (i) or (ii) above, within twelve (12) months after such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, with a Third Party, or

(iii)                               the Company terminates this Agreement pursuant to Section 8.1(c)(iii), or

(iv)                              Parent terminates this Agreement pursuant to Section 8.1(d)(iii),

then, in the case of any of clause (i), (ii), (iii) or (iv) above, the Company shall pay, or cause to be paid, to Parent an amount equal to $4,000,000 (the “Termination Fee”).  Notwithstanding anything in this Agreement to the contrary, the payment of the Termination Fee shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement pursuant to (A) Sections 8.1(b)(i) or 8.1(d)(i) in the circumstances contemplated in Section 8.3(b)(i) or (ii) above, or (B) Section 8.1(c)(iii) or (d)(iii).

(c)                                  Payment of the Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) in the circumstances described in Section 8.3(b)(i) or (ii), promptly (but in no event later than one Business Day) following the first to occur of the entering into of such definitive agreement and consummation of such Acquisition Proposal, (ii) in the circumstances described in Section 8.3(b)(iii), prior to or simultaneously with and as a condition to the termination, and (iii) in the circumstances described in Section 8.3(b)(iv), promptly (but in no event later than one Business Day) following termination.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees on behalf of itself and its Affiliates that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Company acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent would not have entered into this Agreement.

Section 8.4                                      Frustration of Conditions.  The right to terminate this Agreement pursuant to Section 8.1(c)(ii) or 8.1(d)(ii) shall not be available if the failure of the party so requesting termination for failure to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                      Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2                                      Disclosure.  Notwithstanding anything to the contrary contained in the Company Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Schedule as though fully set forth in such section of the Company Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent.  Inclusion of an item in the Company Disclosure Schedule as an exception to a representation, warranty, covenant or agreement contained in this Agreement shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 9.3                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to Parent, Merger Sub or the Surviving Corporation, to:

Chemring Group PLC
1500 Parkway
Whiteley, Fareham, Hampshire
P015 7AF England
Attention:  Sarah Ellard
Fax:  +44 (0) 1489 881123

with a copy (which shall not constitute notice) to:

Seyfarth Shaw LLP
131 S. Dearborn Street, Suite 2400
Chicago, Illinois  60603
Attention:  Robert F. Weber
                  Michael D. Thompson
Facsimile:  (312) 460-7961

(ii)                                  if to Company, to:

Hi-Shear Technology Corporation
24225 Garnier Street
Torrance, CA  90505
Attention:  Jack Bunis
Facsimile:  (310) 325-5354

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California  90071
Attention:  Jeffrey A. Le Sage
Facsimile:  (213) 229-6504

Section 9.4                                      Entire Agreement.  This Agreement (including the exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.5                                      Parties in Interest.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at the Effective Time, the rights of the holders of Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at the Effective Time, the rights of the holders of Company Stock Options and Company RSUs to receive the payments contemplated by the applicable provisions of Section 3.2 in accordance with the terms and conditions of this Agreement, and (d) the right of the Company, on behalf of its stockholders and in its sole and absolute discretion, to pursue damages pursuant to Section 8.2 and other relief, including equitable relief, in the event of Parent’s or Merger Sub’s breach of this Agreement, which rights are hereby acknowledged and agreed by Parent, Merger Sub and the Company.

Section 9.6                                      Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.7                                      Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.8                                      Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.9                                      Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10                                Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11                                Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third-party beneficiaries under clause (d) of Section 9.5), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12                                Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

Section 9.13                                Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14                                Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15                                Facsimile or PDF Signature.  This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

Section 9.16                                No Presumption Against Drafting Party.  Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHEMRING GROUP PLC

By:	/s/ Paul Rayner
Name: Paul Rayner
Title: Director

PARKWAY MERGER SUB, INC.

By:	/s/ Paul Rayner
Name: Paul Rayner
Title: President

HI-SHEAR TECHNOLOGY CORPORATION

By:	/s/ George W. Trahan
Name: George W. Trahan
	Title:	Chairman of the Board & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]